Exhibit 10.21

Corporate Office

Employee Bonus Program

2010

SBARRO

Corporate Office Employee Bonus Plan

Purpose – The purpose of this Bonus Plan (the “Plan”) is to allow all eligible Sbarro corporate office employees to share in the EBITDA, (as defined in accordance with the company’s credit agreement without accrued corporate bonus) improvements achieved in 2010. EBITDA is an accounting term which stands for “Earnings Before Interest, Taxes, Depreciation and Amortization”. This Bonus Plan covers the fiscal 2010 year (53 weeks).

Eligibility – Eligibility for participation in the Plan is limited to corporate office employees, including Corporate Officers, Senior Vice Presidents of Operations, Vice Presidents, Directors, Field Trainers, Department Managers, Other Salaried Employees and Hourly-Paid Employees and such other persons that the company shall incorporate into the plan. The effective date of this Plan is December 28, 2009. All corporate office employees employed or hired after December 28, 2009 become participants in the Plan on a pro-rata basis computed on the number of weeks worked during the plan year. Participation in the Plan ends January 2, 2011, unless extended by the Company. Participation also ends if the Plan is terminated for any reason or if the participant’s employment is terminated for any reason prior to payment unless such payment is covered by a separate employment agreement.

How The Plan Works –

•	The EBITDA target for this plan is $44,500,000.
•	The EBITDA target has been made known to all plan participants pursuant to this plan.
•	Each Bonus Plan participant has been told their Personal Bonus as defined below.

How Do I Earn a Bonus?

•	During the year 2010, all plan participants will work toward exceeding the EBITDA target (as defined in the Company’s Credit Agreement without accrued bonus) of $44,500,000.
•	Each participant shall receive a portion of their Personal Bonus based upon meeting the 2010 EBITDA target (as defined in the Company’s Credit Agreement without accrued bonus) of $44,500,000.
•	Your personal bonus is determined by taking your base salary and multiplying by your bonus percentage as set forth for your job description or title on Exhibit A (“Personal Bonus”).
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For each dollar of EBITDA, (as defined in the Company’s Credit Agreement without accrued bonus) exceeding $44,500,000 the Company will contribute $.44 (“Pool”). You will receive the percentage of your Personal Bonus as set forth on Exhibit B from the Pool. The 2010 Pool will be allocated to each participant on a pro rata basis based upon their Personal Bonus as it relates to the Personal Bonus as set forth on Exhibit A of all others in the Pool. Note that the maximum payout under the Bonus Plan is two times an Employees Personal Bonus. If at any quarter in 2010 or the first quarter of 2011 the Bonus Plan causes the Company to be non-compliant with its Bank EBITDA Covenants either by payment or accrual (in accordance with generally accepted accounting principles) the Bonus Plan will be terminated and no amounts will be deemed earned or payable.

When Will The Bonus Be Paid?

Bonuses will be paid (15) days after the 1st Quarter 2011 financial statements of Company performance are filed with the SEC, but no later than May 30, 2011. You must be an active employee at the time of the bonus plan payout to remain eligible for a bonus.

Conclusion

This is a great opportunity for all of us to work together to share in improved EBITDA performance. We anticipate an exciting and productive 2010 for our guests, employees, vendors and shareholders.

New Hires – If an individual becomes a new participant during the plan year, the bonus award will be pro-rated based on the number of completed weeks of participation.

Leaves of Absence – Employees on an approved leave of absence during the bonus period will receive a pro-rated portion of the bonus that constitutes the time that the employee has been physically at work.

Death and Disability – In the event of involuntary termination of employment for reasons of death or continuing inability to perform job duties due to a medical condition (despite reasonable accommodation) any unpaid, earned incentive awards applicable to the bonus period shall be paid on pro-rata basis as soon as possible after the death or disability. In the event of the death of a participant in the Plan, any bonus award shall be paid to the estate or designated beneficiary.

Other Plan Provisions – Promotions and other intra and inter-company movement of employees shall be administered as specified by accepted company compensation administration practices. Where there is conflict between this Plan and other practices previously set forth, the Company, in its sole and absolute discretion, shall make a determination of Plan eligibility.

Company Standards and Legal Regulations – Awards distributed under this Plan are based on the understanding and condition that each participant will act, and will conduct the company’s business, in accordance with proper business practices, policies and procedures, in strict compliance with all applicable laws and company policies, and according to the highest ethical standards. The Company, in its sole discretion, retains the right to modify, suspend, discontinue and deny bonus awards to participants who fail to comply with established company policies and business ethics, or who fail to comply with applicable federal, state and local laws.

Amendment or Termination of the Plan – The Company may terminate, amend, discontinue or modify this Plan at any time without prior notice to participants. The Bonus Plan may be discontinued or changed by the Company at any time for any reason or no reason, and should not be regarded as a condition or agreement of employment. Nothing in this Plan alters the at will status of employment, pursuant to which the company or a Plan participant can terminate their employment relationship without cause, notice or liability.

Financial Statements and Books and Records Conclusive – All determinations under this Plan shall be made in accordance with the Company’s internal methods of accounting and shall be based upon the financial statements prepared by, as applicable, the Company’s finance department. For this purpose, the Company’s books and records will be conclusive.

Exhibit A 2010 Personal Bonus

Category	Percent of Salary

Corporate Officer	50%
Senior Vice President Operations	50%
Vice Presidents	30%
Senior Director	30%
Directors	25%
Chief Operating Officer-Int’l Franchise	25%
Senior Manager	20%
Department Manager	15%
Other Salaried Employees	10%
Non-Exempt Supervisors	10%
Executive Administration	10%
Hourly-Paid Employees	5%

EXHIBIT B

EBITDA TARGET Before bonus	Estimated Percent of Personal Bonus
$44,500	31%
45,000	45%
46,000	73%
47,000	100%
48,000	128%
49,000	155%
50,000	183%
50,650	200%